Exhibit 99.1

Contacts:	Kimberly Allen Investor Relations Manager (512) 683-6873	Kathleen Fisher Business Communications Manager (512) 683-5731

National Instruments Lowers Estimates for First Quarter 2003 Results

Company Sees Third Consecutive Quarter of Revenue Growth

AUSTIN, Texas — April 1, 2003 — National Instruments (NASDAQ:NATI) today announced preliminary revenue for the first quarter 2003 of approximately $99 million, a five percent increase over the first quarter 2002. NI estimates that diluted earnings per share for the first quarter of 2003 will be $0.12, plus or minus $0.01. This includes a charge of approximately $2.5 million in patent litigation expenses, which amounts to approximately $0.04 per share. The estimate is below NI’s previous guidance and compares to the current First Call consensus of $0.17.

“We are pleased with our international execution where first quarter revenues exceeded our budget,” said Alex Davern, NI CFO. “Our challenge came in the United States where our orders were up one percent year-over-year in January, down eight percent in February, and down four percent in March. In February we believe our orders were impacted by both the severe weather and the geopolitical uncertainty. The geopolitical uncertainty caused our customers to hesitate placing larger orders, especially those over $10,000. As a result, our average order size fell approximately 10 percent sequentially from the fourth quarter of 2002 but was up approximately three percent over the first quarter of 2002.”

Revenue in U.S. dollars for the first quarter of 2003 as compared to the first quarter of 2002 was approximately as follows: Americas, down three percent; Europe, up eight percent; Asia, up 17 percent; and up five percent worldwide.

“Despite the geopolitical issues there was a lot of good news in the United States in the first quarter,” said James Truchard, NI president and CEO. “We saw solid growth in the customer activity metrics we use to measure our effectiveness and progress. We believe our investment in new products is well placed with many new products planned for 2003, including some major new software releases, which are currently in beta test.”

NI continues to have a very strong balance sheet. The company is committed to funding strategic research and development initiatives to sustain long-term company growth.

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National Instruments Lowers Estimates for First Quarter 2003 Results

April 1, 2003

NI will discuss preliminary results for the first quarter, in a conference call today, April 1, 2003, beginning at 4:30 p.m. CST, on ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #103142, from 7:30 p.m. CST April 1, 2003, through April 8.

This release contains “forward-looking statements,” including our expected revenue and earnings per share, patent litigation expenses, revenue changes by region, changes in average order size, and product plans for 2003 that are subject to a number of risks and uncertainties, including the risk of further deterioration in the global economy, delays in release of new products, and foreign exchange fluctuations. All statements made regarding anticipated first quarter results are based on current information and are subject to audit and other closing adjustments. Actual results may differ materially from the expected results. The Company directs you to documents filed with the SEC for risks associated with the Company’s future performance.

About National Instruments

National Instruments (http://ni.com) is a technology pioneer and leader in virtual instrumentation — a revolutionary concept that has changed the way engineers and scientists approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs for customers worldwide through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,000 employees and direct operations in 40 countries. In 2002, the company sold products to more than 25,000 different companies in more than 80 countries around the world. For the past four consecutive years, FORTUNE magazine has named NI one of the 100 best companies to work for in America.

NI investment information may be obtained from the Company’s Investor Relations Department at (512) 683-5090, by sending e-mail to nati@ni.com, or on the Web at ni.com/nati.

Product and company names listed are trademarks or trade names of their respective companies.

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